EXHIBIT 99.1

Viking Increases Ownership From 25% to 96% of Its $200M+ Appraised Assets Chinese Company

Completes Acquisition Increase in 2001

DALLAS,  Jan. 8 /PRNewswire/ -- Viking Capital Group,  Inc. (OTC Bulletin Board:
VGCP - news), increased its ownership from 25% to 96% of its largest Chinese Company, Beijing Fei Yun Viking Enterprises Company Ltd. (Fei Yun Viking) for $18M in Preferred stock. The increase was completed in December 2001. The Preferred shares are convertible at $5.00 per share and are callable at anytime by the Company at $18M plus a small premium which increases every 12 months.

The original 25% purchase gave Viking control over the operations of the Fei Yun Viking through a voting committee, which Viking controlled. The recently completed audit by Viking's Dallas and Hong Kong auditors of Fei Yun Viking and its plans for continued acquisitions in China gave Viking's management the capability to move forward with its increase to 96% ownership. The total assets appraised at $217,803,000. Fei Yun Viking's results will be included in the fourth quarter of Viking's financial reports.

Fei Yun Viking is a Foreign Investment Joint Venture Company under China's laws. Chairman William Fossen states, "This sets the stage for Viking to raise capital in the US and to be able to move quickly to make additional acquisitions in China via Fei Yun Viking. This meets with Viking's plan of building a diversified holding company in China."

Chairman, President & CEO of Fei Yun Viking, Zhou Haiping states, "Fei Yun Viking will focus its operations on enhancing for sale or trade the value of its existing properties and operations towards our Viking goal of growing by acquisitions." Vice Chairman and Vice President Wang Ping points out that, "The Chinese Government has a stated policy to privatize its non-strategic owned enterprises and companies whose bank loans that are in default nationwide which need to be restructured. Fei Yun Viking believes that the opportunities for above normal growth exist in China via acquisitions of these Government entities that are being privatized and entities that have defaulted with their bankers." (Banks are owned by the Government in China.)

Executive Director of Asian/Pacific Operations John Lu states, "All of our coordinated efforts, from the Shanghai headquarters to the Fei Yun Viking team in Beijing to the Wuxi Viking team in Wuxi, are focused on the acquisition opportunities in China and we have positioned ourselves to be able to move quickly. Viking's Foreign Investment Companies (Fei Yun Viking and Wuxi Viking) are now in place in China to allow Viking to accomplish its plan of rapid growth through acquisitions." About Viking Capital Group, Inc.

Viking Capital Group, Inc. is headquartered in Dallas. Viking's China Operations are headquartered in Shanghai. Fei Yun Viking is a diversified holding company whose primary activity is ownership, control and operation of real estate properties (commercial and residential) as well as other concerns. Viking also owns 25% of a second Foreign Investment Joint Venture Company called "Wuxi Viking Garment Company, Ltd." (Wuxi Viking). Wuxi Viking specializes in the manufacturing of garments for retail and wholesale customers worldwide and intends to offer its own lines of Viking garments for retail in the near future. Viking's U.S. operations, which management believes will now meet with banker acceptance because of its new financial strengths, will focus on its plan to market and further develop its Application Service Provider network (ASP). Focus will be on remote banking services of its various customers' data communications services and application services, via its subsidiaries, over its private network and over the Internet. Plans call for delivery of Viking's ASP services via established independent marketing vendors. Contact Viking on the World Wide Web. www.vcgi.com . On the home page, look for "China Operations" to learn more about Viking's activities in China.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This press release may contain certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this release, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitations, changes or anticipated changes in regulatory environments, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonally, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in other press releases to the public or filings made by the company with the Securities and Exchange Commission, the ability to secure partnership or joint-venture relationships with other entities, the ability to raise additional capital to finance expansion, and the risks inherent in new product and service introductions and the entry into new geographic markets. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements. For further information, which could cause actual results to differ from the Company's expectations, as well as other factors, which could affect the Company's financial statements, please refer to the Company's report filed with the Securities and Exchange Commission.

     Contact:
     Viking Capital Group, Dallas
     Matthew W. Fossen, (972) 386-9996
     mfossen@vcgi.com
     ----------------
     www.vcgi.com

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